Exhibit 10.3
DSH #2 Building Lease Agreement
This DSH #2 Building Lease Agreement (the “Lease Agreement”) is made and effective as of August 11, 2008, by and between SHANGHAI KAI HONG TECHNOLOGY ELECTRONIC CO., LTD. (“DSH”) and SHANGHAI YUAN HOWE ELECTRONICS CO., LTD. (“Yuan Howe”). DSH and Yuan Howe are collectively referred to as the “Parties” and individually as a “Party”.
RECITALS
A. DSH and Yuan Howe, on January 22, 2008, entered into a memorandum of understanding that Yuan Howe is to construct a manufacturing facility, which will be located at No. 2, Lane 18, SanZhuang Road, Songjiang Export Zone, Shanghai, People’s Republic of China (“DSH #2 Building”) and to lease this DSH #2 Building and other relevant support facilities to DSH; and
B. DSH and Yuan Howe, based on relevant laws of the People’s Republic of China and the city of Shanghai, now desire to enter into a Lease Agreement with detail terms and conditions concerning the construction and the lease of the DSH #2 Building and relevant support facilities.

     Now, THEREFORE, in consideration of the premises and of the mutual covenants contained in this Lease Agreement, the Parties agree as follows:
1. Definitions
Unless otherwise defined in this Lease Agreement, the terms used herein shall have the following meanings:
1.1. “DSH #2 Building” shall mean the building in construction located at No.2 Lane 18 SanZhuang Road, Songjiang Export Processing Zone, Shanghai, People’s Republic of China (“PRC”). A general overview of the DSH #2 Building area is set forth in the Exhibit 1 of this Lease Agreement.
1.2. “DSH #1 Building” shall mean the building located at No. 1 Lane 18 SanZhuang Road, Songjiang Export Processing Zone, Shanghai, PRC.
1.3. “Skyway Bridges” shall mean two crosswalk bridges in construction located at the second floor and the fourth floor in between DSH #1 Building and DSH #2 Building.
1.4. “#3 Auxiliary Building” shall mean a three-story building that is currently providing DSH #1 Building and DSH #2 Building with air compressor, vacuum, purified water and emergency generator supports.
1.5. “#4 Auxiliary Building” shall mean a new three-story building in construction, located at the north side of the existing #3 Auxiliary Building, that will be providing DSH #2 Building with air compressor, vacuum, purified water and emergency generator supports.
1.6. “Total Lease Area” shall mean the total lease areas of the entire DSH #2 Building, the two Skyway Bridges and the #4 Auxiliary Building.
1.7. “Actual Area” either shall mean the government certified actual building area measurement of the areas of DSH #2 Building and the #4 Auxiliary Building or shall mean two Skyway Bridge’s final measured actual areas approved in writing by both Parties.
2. Total Lease Area And Other Facilities
2.1. Yuan Howe shall deliver DSH #2 Building, the two Skyway Bridges and the #4 Auxiliary Building to DSH in compliance with the basic standard quality. Yuan Howe shall obtain from all necessary government authority checked and accepted inspection certificates. Yuan Howe further guarantees it is the legal and rightful owner of the DSH #2 Building, the two Skyway Bridges, the #4 Auxiliary Building and warrants that the quality of the materials used in constructing the DSH #2 Building, the two Skyway Bridges, the #4 Auxiliary Building and all other accessories shall meet DSH’s and relevant inspection’s requirements.
2.2. DSH and Yuan Howe further agree to sign another agreement governing the quality and contents of the Total Lease Area’s current and future interior designs, interior modifications, safety regulations, manufacturing regulations, and other relevant issues.
2.3. Yuan Howe shall construct two Skyway Bridges between DSH #1 Building and DSH #2 Building. Two Skyway Bridges will be located at the second floor and the fourth floor in between DSH #1 Building and DSH #2 Building.
2.4. Yuan Howe shall install four (4) commercial-grade elevators with the capacity of each such elevator for transport approximately two tons of goods and one (1) regular elevator with the capacity for transport ten persons or eight hundred kilograms of goods in the DSH #2 Building. Upon the completion of constructing the DSH #2 Building, Yuan Howe shall have at least two (2) commercial-grade elevators installed and readied for DSH’s use. Other three elevators should be installed and readied for DSH’s use depending upon DSH’s overall lease conditions with Yuan Howe.
2.5. Yuan Howe plans to complete the construction of the DSH #2 Building and the #4 Auxiliary Building in a form completely ready for DSH’s occupancy (not including interiors), including the completion of each building floor’s major and necessary components, before May 1, 2008. The construction of two Skyway Bridges must be completed, including all necessary and major components, in a form completely ready for DSH’s occupancy within sixty (60) calendar days after the construction completion date of both DSH #2 Building and the #4 Auxiliary Building.
3. Lease Purpose and Use of Goods Manufactured
3.1 Yuan How has inspected DSH’s business operation license and business investment in manufacturing certificate or the premise for DSH’s business manufacturing operations. DSH’s Total Lease Area should strictly adhere to government approved perimeters for manufacturing operations, and DSH should use the Total Lease Area according to its original intended purposes, including its original intended manufacturing plans and designs, for its intended manufacturing goods.
4. Lease Period
4.1. Both Parties agree that the lease period for the DSH #2 Building, the two Skyway Bridges or the #4 Auxiliary Building (collectively called the “Lease Period”) shall began after the government has inspected and issued its approval for the use of each such building structure and after each such building structure has been completely transferred to DSH for DSH’s occupancy and use. The Lease Period shall end on January 31, 2013.
4.2. Regardless of when DSH #2 Building, the two Skyway Bridges or the #4 Auxiliary Building will be completed, starting from the actual completion date of the construction of each such building structure, the DSH #2 Building, the two Skyway Bridges or the #4 Auxiliary Building, in a form completely ready for DSH’s occupancy and use, DSH shall have thirty-one (31) calendar days as the lease-free period for DSH’s interior design operation for each such building structure; thereafter, DSH promises to begin paying Yuan Howe monthly lease fee for the lease of each such building structure.

4.3. For general planning purpose and based on DSH’s current business development estimate, DSH’s planned lease schedule of the DSH #2 Building is stated as follows:
4.3.1.	Starting June 1, 2008, DSH shall lease approximately 6,272 square meters. The lease shall include DSH #2 Building floor 1A lease area of approximately 3,117 square meters (the portion of the 9.35 meters floor height) and DSH #2 Building floor 2 lease area of approximately 3,155 square meters (the portion of the floor height 4.35 meters).

4.3.2.	Starting January 1, 2009, DSH shall add an additional lease area of approximately 12,563 square meters, totaling the lease area to approximately 18,835 square meters. The added lease areas are DSH #2 Building floor 1B of approximately 3,155 square meters (the portion of the 4.90 square meters floor height), DSH #2 Building floor 3 of approximately 6,272 square meters, and a portion of DSH #2 Building floor 4 of approximately 3,136 square meters.

4.3.3.	Starting January 1, 2010, DSH shall add an additional lease area of approximately 9,408 square meters, totaling the lease area to approximately 28,243 square meters. The added lease area shall be a portion of DSH #2 Building floor 4 of approximately 3,136 square meters and DSH #2 Building floor 5 of approximately 6,272 square meters.

4.3.4.	If the planned lease schedule as highlighted in Sections 4.3.2. and 4.3.3. is changed based on the market growth rate and/or other unexpected factors, DSH reserves the right to lease the required space based on its actual need and the actual lease schedule (DSH reserves the right to delay occupying any portion of the DSH #2 Building up to three (3) years).
4.4. Starting June 1, 2011 DSH shall pay a lease fee calculated by totaling the entire area of the DSH #2 Building, which are: floor 1A, floor 1B, floor 2, floor 3, floor 4 and floor 5 including both occupied and unoccupied portion of these floors of the DSH #2 Building. If, however, the construction of DSH #2 Building or the #4 Auxiliary Building is not completed before May 1, 2008, DSH’s lease fee payment for the DSH #2 Building and the #4 Auxiliary Building shall also be delayed. The delayed lease fee payment period for the DSH #2 Building and the #4 Auxiliary Building shall be defined as the number of calendar days from May 1, 2008 to the construction completion date in which DSH #2 Building and the #4 Auxiliary Building are ready for DSH’s occupancy and use. If the construction of two Skyway Bridges is not completed within sixty (60) calendar days after the construction completion date of both DSH #2 Building and the #4 Auxiliary Building, DSH’s lease fee payment for two Skyway Bridges shall also be delayed. The delayed lease fee payment period for the two Skyway Bridges shall be defined as the number of calendar days from the end of sixty calendar days after the construction complete date of both DSH #2 Building and the #4 Auxiliary Building to the construction completion date in which two Skyway Bridges are ready for DSH’s occupancy and use.
4.5. The Parties agree that the Lease Period for the Total Lease Area shall be terminated without further extension unless DSH gives written notice of a request to extend such Lease Period not less than thirty (30) days before the expiration of the Lease Period. Yuan Howe shall not terminate this Lease Agreement without DSH’s written approval. During the extension period of the Lease Period, various items and lease fees stated in Section 6 of this Lease Agreement may be adjusted on the basis of the market prices after consultation between the Parties.
4.6. If during the Lease Period Yuan Hao receives from a third party a bona fide, legally binding offer to lease any portion of the

Actual Area that has not already leased by DSH, Yuan Howe shall notify DSH of this fact. Yuan Howe’s notice shall specify all the terms of the bona fide third party offer. DSH shall then have thirty (30) days to lease that portion of the Actual Area that has not already leased by DSH but has been specified in the third party’s bona fide offer. Yuan Howe shall not lease any such portion of the Actual Area to any third party until the thirty (30) day period has expired without DSH exercising its right of first refusal. Any other necessary terms and conditions not specified in this Lease Agreement, both Parties shall negotiate and sign a supplemental agreement for such unspecified terms and conditions. Such signed supplemental agreement shall constitute a part of this Lease Agreement and shall have the same effectiveness as this Lease Agreement.
5. Total Lease Area
5.1. DSH #2 Building has a total lease area of approximately 28,243 square meters and a total height of approximately 24 meters (including the parapet with approximate height of 1.20 meters). These areas include the following:
a) floor 1A is approximately 3,117 square meters and height is approximately 9.35 meters;
b) floor 1B is approximately 3,155 square meters and height is approximately 4.90 meters;
c) floor 2 is approximately 3,155 square meters and height is approximately 4.35 meters;
d) floor 3 is approximately 6,272 square meters and height is approximately 4.35 meters;
e) floor 4 is approximately 6,272 square meters and height is approximately 4.35 meters;
f) floor 5 is approximately 6,272 square meters and height is approximately 4.35 meters.
5.2. The total lease area of two Skyway Bridges is approximately 100 square meters. Each Skyway Bridge is approximately 50 square meters.
5.3. The total lease area of #4 Auxiliary Building is approximately 600 square meters. Each floor of the #4 Auxiliary Building is approximately 200 square meters.
5.4. The Total Lease Area is approximately 28,943 square meters, which includes lease areas of DSH #2 Building, two Skyway Bridges and the #4 Auxiliary Building.
5.5. Once the government’s local real estate department completed the final certification and actual measurement procedures and produced the certification showing the Actual Area measurement of the Total Lease Area, the lease areas of the DSH #2 Building and the #4 Auxiliary Building must be adjusted according to the government certified Actual Area measurement. The Actual Area of two Skyway Bridges shall be measured by Yuan Howe and be determined upon both Parties’ final negotiation and approval.
6. Lease Fees
6.1. Regarding the DSH #2 Building floor 1A, both Parties agree that the monthly lease per square meter for the floor 1A shall be Renminbi (“RMB”) 39.11 per square meter. The total monthly lease for DSH #2 Building floor 1A shall be RMB 121,905.87.
6.2. Regarding all other floors of DSH #2 Building except floor 1A, both Parties agree that the monthly lease per square meter for these floors shall be RMB 26.07 per square meter. The total monthly lease for all other floors of DSH #2 Building except floor 1A shall be RMB 655,034.82.
6.3. Regarding two Skyway Bridges, both Parties agree that the monthly lease per square meter for both Skyway Bridges shall be RMB 52.14. The total monthly lease for both Skyway Bridges shall be RMB 5,214.
6.4. Regarding the #4 Auxiliary Building, both Parties agree that the monthly lease per square meter for the #4 Auxiliary Building shall be RMB 26.07. The total monthly lease for the #4 Auxiliary Building shall be RMB 15,642.00.
6.5. Both Parties agree that the total monthly lease for the Total Lease Area shall be RMB 797,796.69.
6.6. Only upon the completion of construction of the DSH #2 Building and the #4 Auxiliary Building in a form completely ready for DSH’s occupancy and use (not including interior designs), including the completion of all building floors’ major and necessary components, before May 1, 2008 and the completion, including all necessary and major components, of construction of two Skyway Bridges before July 1, 2008 in a form completely ready for DSH’s occupancy and use, should the following sections 6.6.1. and 6.6.2. become valid and enforceable:
6.6.1.	Starting June 1, 2008 and for every year onward, both DSH and Yuan Howe shall each bear 50% of the lease fee for any DSH unoccupied portion of the Total Lease Area until the Total Lease Area has been completed occupied by DSH (“DSH-Yuan Howe Share Lease Fee Structure”).

6.6.2.	If the construction of the DSH #2 Building and the #4 Auxiliary Building is delayed or not completely finished to be occupied (not including interior designs) before May 1, 2008 or the construction of two Skyway Bridges is delayed or not completely finished to be occupied before July 1, 2008, then the starting date for the above section 6.6.1. on DSH-Yuan Howe Share Lease Fee Structure shall also be delayed by the number of calendar days from May 1, 2008 to the construction completion date in which DSH #2 Building, the two Skyway Bridges and the #4 Auxiliary Building are ready for DSH’s occupancy and use.
7. Deposit and Other Fees
7.1. DSH shall pay Yuan Howe a deposit amount of RMB 797,796.69 (“Security Deposit”), equal to the Total Lease Area’s one-month lease fee, within one hundred and eighty (180) calendar days of the Effective Date of this Lease Agreement.
7.2. Yuan Howe, upon receiving the Security Deposit, shall issue an evidentiary receipt of the Security Deposit to DSH. Upon the termination of this Lease Agreement, Yuan Howe shall return the Security Deposit to DSH minus any portion of fees and/or expenses of DSH as specified in this Lease Agreement.

7.3. Building Management Fee DSH agrees to pay Yuan Howe Building Management Fee equivalent to the amount of 5% of the total monthly lease for the Total Lease Area referred above at Section 6.5.
Yuan Howe shall provide DSH management services as follows:
(1)	guard and security services for the public area outside of the Total Lease Area;

(2)	maintenance and repairs of buildings and facilities in the Total Lease Area;

(3)	maintenance and repairs of public buildings and areas and public facilities within the Total Lease Area;

(4)	maintain cleanliness and sanitation in the Total Lease Area and any public facilities and areas;

(5)	maintain landscaping and environment in the Total Lease Area and any public facilities and areas; and

(6)	provide other necessary building management services.
7.4. Ground Lease Fee
Both Parties agree, upon the Effective Date of this Lease Agreement, that DSH shall pay the ground lease fee for the full 6,688.07 square meters of gross area related to the Total Lease Area. Each square meter shall cost RMB 4.13, and the total monthly ground lease fee shall be RMB 27,621.73.
8. Method of Payment
8.1. Except the first month of the Lease Period, DSH shall pay the total monthly lease for the Total Lease Area and any related fees to Yuan Howe on the first calendar day of every month of the Lease Period to a RMB bank account as designated by Yuan Howe.
9. Usage Requirements for the Total Lease Area
9.1. Both Parties, upon signing this Lease Agreement, shall specify various manufacturing safety, fire safety, special safety and security regulations for the Total Lease Area in accordance with the government’s safety and security regulations.
9.2. During the Lease Period, both Parties guarantee that all facilities and safety equipments in the Total Lease Area shall operate normally and safely. When Yuan Howe is inspecting any facilities or managing its safety management operations, DSH shall coordinate with Yuan Howe to complete these tasks. If Yuan Howe discovers any hidden danger or problem with DSH’s manufacturing operations, Yuan How has the obligation to notify DSH of these hidden dangers or problems and order DSH to correct these hidden dangers or problems with DSH’s manufacturing operations.
10. Status of the Total Lease Area Upon the Termination of the Lease Agreement
10.1. Except both Parties agree to extend this Lease Agreement, DSH shall return the Total Lease Area to Yuan Howe within thirty-one (31) calendar days after the termination date of this Lease Agreement.

10.2. When DSH returns the Total Lease Area and related lease facilities to Yuan Howe, the Total Lease Area and related lease facilities should meet its standard usage and be able to be used to carry out its original intended purpose. Both Parties shall also negotiate and agree to pay any remaining fees or expenses to be paid by each Party. Except any damage by nature cause, if DSH has caused any damages to any buildings or facilities in the Total Lease Area, Yuan Howe can demand DSH to repair the damaged buildings or facilities back to their original condition or demand compensations for the damages.
11. Termination of the Lease Agreement
11.1. If either Party terminates the Lease Agreement prior to the expiration of the Lease Period without the consent from the other Party, the Party that terminates the Lease Agreement shall pay damages to the other Party to compensate for such Party’s actual loss. The amount of damages shall include, but not be limited to, the reasonable profits, out-of-pocket costs, legal service fees, court fees, arbitration fees, accounting fees and removal or relocation fees.
12. Insurance and Repair Costs
12.1. During the term of the Lease, Yuan Howe shall purchase and maintain building insurance coverage to cover any and all casualty damage to the Total Lease Area, and shall be responsible for repairing all structural damages to the buildings and facilities that are not the result of improper use by DSH. DSH shall be responsible for all repair costs arising from improper usage of any buildings and facilities in the Total Lease Area. If Yuan Howe cannot obtain building insurance, DSH will need to obtain such building insurance for the Total Lease Area, and Yuan Howe shall reimburse DSH for all costs of such insurance coverage.
12.2. Yuan Howe shall be entitled to inspect the Total Lease Area at reasonable intervals and upon reasonable notice to DSH. DSH shall provide assistance to allow such inspections.
13. Liability for Breach of the Lease Agreement
13.1. Upon the completion and the delivery of the Total Lease Area to DSH, if any flaws or problems exist in any of the buildings or facilities in the Total Lease Area, Yuan Howe shall proceed with the repair and complete such repair within fifteen (15) calendar days of the delivery date of the Total Lease Area to DSH.
13.2. If DSH violates any provisions in Section 6 of this Lease Agreement and fails to pay the lease on time then DSH shall pay a penalty at the rate of 0.011% of the total monthly lease for the Total Lease Area for each day of the payment delay.
13.3. If Yuan Howe breaches Sections 2, 4, 5, 6, 7, 12, 14, and 21 as set forth in this Lease Agreement, Yuan Howe shall compensate DSH for all of DSH’s losses and damages including consequential, special, punitive and incidental damages.

13.4. DSH shall not:
(1)	sub-lease any portion of the Total Lease Area or exchange the use of the Total Lease Area with any third party without Yuan Howe’s prior written consent.

(2)	alter the structure of the Total Lease Area or damage any buildings or facilities in the Total Lease Area without Yuan Howe’s prior written consent.

(3)	change this Lease Agreement purpose stipulated by the competent authorities without Yuan Howe’s consent.
14. Warranties
14.1. Yuan Howe hereby warrants that if any portion of the Total Lease Area is sold to any third party during the Lease Period or the extended period of the Lease Period, such third party shall be required to fulfill all obligations of Yuan Howe under this Lease Agreement. If said third party fails to carry out this Lease Agreement, Yuan Howe shall compensate DSH for all of DSH’s losses and damages including consequential, special, punitive and incidental damages.
14.2. In case Yuan Howe mortgages any portion of the Total Lease Area to the third party, any loss suffered by DSH shall be paid by Yuan Howe.
15. Force Majeure
15.1. The definition of Force Majeure
Force Majeure shall mean any event which arises after the Effective Date that is beyond the control of the Parties, and is unforeseen, unavoidable and insurmountable, and which prevents total or partial performance by either Party. Such events shall include earthquakes, typhoons, flood, fire, war, acts of government or public agencies, strikes and ay other event which cannot be foreseen, prevented and controlled, including events which are recognized as Force Majeure in general international commercial practice.
15.2. Consequences of Force Majeure
a. If an event of Force Majeure occurs, the contractual obligation of a Party affected by such an event shall be suspended during the period of delay and the time for performing such obligation shall be extended, without penalty, for a period equal to such suspension.
b. The Party claiming Force Majeure shall give prompt notice to the other Party in writing and shall furnish, within fifteen (15) days thereafter, sufficient proof of the occurrence and expected duration of such Force Majeure. The Party claiming Force Majeure shall also use all reasonable efforts to mitigate or eliminate the effects of the Force Majeure.
c. If an event of Force Majeure occurs, the Parties shall immediately consult with each other in order to find an equitable solution and shall use all reasonable efforts to minimize the consequences of such Force Majeure.
16. Effective Date of the Lease Agreement
16.1. This Lease Agreement shall become effective after the legal representatives or authorized representatives of both Parties affix their signatures and company seals on the Lease Agreement.
17. Language of the Lease Agreement
17.1. The Lease Agreement is made and executed in Chinese and English, both versions having equal validity except as otherwise prohibited under the law.
18. Settlement of Dispute
18.1. Friendly consultations
a. In the event of any dispute, difference, controversy or claim arising out of or related to the Lease, including, but not limited to, any breach, termination or validity of this Lease Agreement, (the “Dispute”) then upon one Party giving the other Party notice in writing of the Dispute (the “Notice of Dispute”), the Parties shall attempt to resolve such Dispute through friendly consultation.
b. If the Dispute has not been resolved through friendly consultations with thirty (30) days from the Notice of Dispute, the Dispute shall be resolved by arbitration in accordance with Section 18.2. of this Lease Agreement. Such arbitration may be initiated by either Party.
18.2. Arbitration
The arbitration shall be conducted by Shanghai Arbitration Commission in Shanghai, China in accordance with its procedure and rules. The arbitration award shall be final and binding on the Parties. The costs of arbitration shall be borne by the losing Party except as may be otherwise determined by the arbitration tribunal.
18.3. Continuance of performance
Except for the matter in Dispute, the Parties shall continue to perform their respective obligations under this Lease Agreement during any friendly consultations or any arbitration pursuant to this Section 18.

18.4. Separability
The provisions of this Section 18 shall be separable from the other terms of this Lease Agreement. Neither the terminated nor the invalidity of this Lease Agreement shall affect the validity of the provisions of this Section 18.
19. Applicable Law
19.1. The validity, interpretation and implementation of this Lease Agreement and the settlement of Disputes shall be governed by relevant PRC laws and regulations that are officially promulgated and publicly available.
20. Compliance with the Foreign Corrupt Practices Act
20.1. Yuan Howe acknowledges that DSH is a corporation with substantial presence and affiliation in the United States and, as such, is subject to the provisions of the Foreign Corrupt Practices Act of 1977 of the United States of America, 15 U.S.C. §§ 78dd-1, et seq., which prohibits the making of corrupt payments (the “FCPA”). Under the FCPA, it is unlawful to pay or to offer to pay anything of value to foreign government officials, or employees, or political parties or candidates, or to persons or entities who will offer or give such payments to any of the foregoing in order to obtain or retain business or to secure an improper commercial advantage.
20.2. Yuan Howe further acknowledges that it is familiar with the provisions of the FCPA and hereby agrees that Yuan Howe shall take or permit no action which will either constitute a violation under, or cause DSH to be in violation of, the provisions of the FCPA.
21. Open Terms
21.1. This Lease Agreement contains certain open terms including, but not limited to, Sections 4, 5, 6, 7 and related terms concerning the Actual Area of the Total Lease Area, the total monthly lease of the Total Lease Area, the Security Deposit and other related fees and expenses. Both Parties must wait until the government certifies the Actual Area of the Total Lease to be able to calculate and obtain the correct total monthly lease of the Total Lease Area, the Security Deposit and other related fees and expenses. Then both Parties shall be able to further negotiate and determine the final terms in these above-mentioned Sections of the Lease Agreement and sign the final Lease Agreement.
22. Miscellaneous
22.1. Any amendment to this Lease Agreement shall be in writing and duly signed by both Parties. Such Amendment shall constitute a part of this Lease Agreement.
22.2. Both Parties acknowledge that they are aware of their respective rights, obligations and liabilities and will perform their obligations under this Lease Agreement in accordance with the provisions of the Lease Agreement. If one Party violates this Lease Agreement, the other Party shall be entitled to claim damages in accordance with this Lease Agreement.

22.3. Any notice or written communication requited or permitted by this Lease Agreement shall be made in writing in Chinese and English and sent by courier service. The date of receipt of a notice or communication shall be deemed to be seven (7) days after the letter is deposited with the courier service provided the deposit is evidenced by a confirmation receipt. All notice and communications shall be sent to the appropriate address set forth below, until the same is changed by notice given in writing to the other Party.
To: DSH
Address: No.1 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Kai Hong Technology Co., Ltd.
To: Yuan Howe
Address: No.8 Lane 18 San Zhuang Road, Songjiang Export Processing Zone, Shanghai, P.R.China
Attn.: Shanghai Yuan Howe Electronic Co., Ltd.
22.4. This Lease Agreement comprises the entire understanding between the Parties with respect to its subject matters and supersedes any previous or contemporaneous communications, representations, or agreements, whether oral or written. For purposes of construction, this Lease Agreement will be deemed to have been drafted by both Parties. No modification of this Lease Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

Party A: Shanghai Kai Hong	Party B: Shanghai Yuan Howe Electronic

Technology Co., Ltd.	Co., Ltd.

Representative:	Representative:

Date:	Date: